Exhibit 99.1

Harmonic Announces New President
of Convergent Systems Division

SUNNYVALE, Calif. —June 20, 2005—Harmonic Inc. (Nasdaq: HLIT) today announced that Patrick Harshman has been named President of the Company’s Convergent Systems Division (CSD), which designs, manufactures and markets digital headend systems. He replaces Yaron Simler, President of CSD since 2001, who has announced his departure from the Company, effective July 1, in order to relocate his family to the East Coast for personal reasons.

Dr. Harshman joined Harmonic in 1993 and since January 2001 has served as President of the Broadband Access Networks Division (BAN), which designs, manufactures and markets fiber optic products. Previously, he held management responsibilities for Harmonic’s digital video and fiber optic transmission product lines. Dr. Harshman received his Ph.D. in Electrical Engineering from the University of California. The Company also announced that Mr. Iain Drummond, currently Senior Director, BAN Marketing, will serve as Interim President of BAN.

“Yaron did an outstanding job of helping to grow CSD into our largest operating division,” said Anthony J. Ley, Chairman, President and Chief Executive Officer of Harmonic Inc. “We thank Yaron for his superb contributions to Harmonic and wish him well. We are extremely fortunate to have an outstanding person like Patrick with the right experience, strategic ability and leadership skill, who is ready to step in immediately and ably lead CSD into the future.”

About Harmonic Inc.

Harmonic Inc. is a leading provider of digital video, broadband optical networking and IP delivery systems to cable, satellite, telecom and broadcast network operators. Harmonic’s open standards-based solutions for the headend through the last mile enable customers to develop new revenue sources and a competitive advantage by offering powerful interactive video, voice and data services such as video-on-demand, high definition digital television, telephony and Internet access.

Harmonic (Nasdaq: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. For more information, visit www.harmonicinc.com.

This press release contains forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933 and Section 21(e) of the Securities Exchange Act of 1934, including statements related to the future prospects and performance of our Convergent Systems Division. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include delays or decreases in capital spending in the cable, satellite and telco industries, customer concentration and consolidation, general economic conditions, market acceptance of new or existing Harmonic products, losses of one or more key customers, risks associated with Harmonic’s international operations, inventory management problems, the effect of competition, difficulties associated with rapid technological changes in Harmonic’s markets, the need to introduce new and enhanced products, and risks associated with a cyclical and unpredictable sales cycle. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission including its Annual Report filed on Form 10-K for the year ended December 31, 2004, our Quarterly Report filed on Form 10-Q for the quarterly period ended April 1, 2005, and our current reports on Form 8-K. Harmonic does not undertake to update any forward-looking statements.